As filed with the Securities and Exchange Commission on February 15, 2012

Registration No. 333-167935

Registration No. 333-147335

Registration No. 333-129122

Registration No. 333-116446

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-167935

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-147335

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-129122

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-116446

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INHIBITEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-2708737
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9005 Westside Parkway

Alpharetta, GA 30009

(Address of principal executive offices)

Amended and Restated 2004 Stock Incentive Plan

Inhibitex, Inc. 2004 Stock Incentive Plan

Inhibitex, Inc. 2004 Employee Stock Purchase Plan

Inhibitex, Inc. 2002 Non-Employee Directors Stock Option Plan

Inhibitex, Inc. Amended and Restated 1998 Equity Ownership Plan

Stock Option Agreement with Timothy J. Foster

(Full title of the plans)

P. Joseph Campisi, Jr.

Vice President

345 Park Avenue

New York, New York 10154

(212) 546-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David Fox, Esq.

Daniel Wolf, Esq.

Kirkland and Ellis LLP

601 Lexington Ave.

New York, New York 10022

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Inhibitex, Inc. (“Inhibitex” or the “Company”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable by the Company pursuant to its Amended and Restated 2004 Stock Incentive Plan, Inhibitex, Inc. 2004 Stock Incentive Plan, Inhibitex, Inc. 2004 Employee Stock Purchase Plan, Inhibitex, Inc. 2002 Non-Employee Directors Stock Option Plan, Inhibitex, Inc. Amended and Restated 1998 Equity Ownership Plan and Stock Option Agreement with Timothy J. Foster previously registered by the Company pursuant to the following registration statements (collectively, the “Registration Statements”):

•	Registration Statement on Form S-8 (File No. 333-167935), registering 3,800,000 shares of Common Stock, filed with the Securities and Exchange Commission on July 1, 2010;

•	Registration Statement on Form S-8 (File No. 333-147335), registering 4,111,384 shares of Common Stock, filed with the Securities and Exchange Commission on November 13, 2007;

•	Registration Statement on Form S-8 (File No. 333-129122), registering 1,500,000 shares of Common Stock, filed with the Securities and Exchange Commission on October 19, 2005; and

•	Registration Statement on Form S-8 (File No. 333-116446), registering 2,884,255 shares of Common Stock, filed with the Securities and Exchange Commission on June 14, 2004.

Inhibitex, Bristol-Myers Squibb Company, a Delaware corporation (“Bristol-Myers Squibb”) and Inta Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Bristol-Myers Squibb (“Sub”), entered into an Agreement and Plan of Merger dated as of January 7, 2012 (the “Merger Agreement”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Bristol-Myers Squibb. The Merger became effective on February 13, 2012 (the “Effective Time”) following the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, Inhibitex has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, Inhibitex hereby terminates the effectiveness of each Registration Statement and removes from registration any and all securities of Inhibitex registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 15, 2012.

INHIBITEX, INC.

By:	/s/ Demetrios Kydonieus
Demetrios Kydonieus President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Demetrios Kydonieus Demetrios Kydonieus	President and Director	February 15, 2012

/s/ Jeffrey Galik Jeffrey Galik	Treasurer and Director	February 15, 2012

/s/ Kabir Nath Kabir Nath	Director	February 15, 2012